Jeffrey Schwartz Joins Lateral Media, Inc. as
Chairman and CEO

(Asianada Changes its Name to Lateral Media, Inc.)

BEVERLY HILLS, Calif. – December 8, 2008 –Asianada, Inc. (OTCBB:ASND - News) announced today that Jeffrey Schwartz has joined as its Chairman and CEO and that certain assets have been acquired from Grupo Grandioso, LLC. Asianada is also announcing a name change to Lateral Media, Inc. The company anticipates a change in its stock ticker symbol in the future.

Lateral Media’s strategic focus is acquiring various types of companies in performance marketing and online publishing. Lateral Media will accomplish this by utilizing the combined strengths of its media industry relationships and expertise of its officers and directors, including Jeffrey Schwartz, as Chairman and CEO of Lateral Media and Robert Ellin, Partner, Trinad Capital.

Mr. Schwartz brings significant experience to Lateral Media, having been president and CEO of both Autobytel and Autoweb, leading automotive marketing services companies traded on Nasdaq, and as a senior executive at The Walt Disney Company. Most recently, Mr. Schwartz was founder and managing partner of Vertical Passion Media, LLC, a media and marketing services company building advertising and web publishing assets.

“We are pleased to be founding Lateral Media with a talented partner like Jeffrey Schwartz. He brings a combination of online marketing experience and a proven ability to create shareholder value. We anticipate building a great company in partnership with Jeffrey,” said Robert Ellin, Partner at Trinad Capital.

About Lateral Media, Inc.

Lateral Media, Inc. is a development stage company whose mission is to build a unique combination of online publishing and performance marketing companies through asset acquisition, merger, exchange of capital stock, or other business combination with a domestic or foreign business. For more information please consult www.lateralmedia.net

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Lateral Media. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Lateral Media’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic conditions; geopolitical events and regulatory changes; requirements or changes adversely affecting the businesses in which Lateral Media will be engaged; demand for the products and services that Lateral Media provides, as well as other relevant risks detailed in Lateral Media's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Lateral Media assumes no obligation to update the information contained in this press release.

Contact:
Lateral Media, Inc.
Michael Saltzman,
Saltzman Communications
310-271-5789
Michael@saltzmanpr.com